Exhibit 99.1

FOR IMMEDIATE RELEASE

HomeAway, Inc. Reports Third Quarter 2012 Financial Results

— Total revenue of $73.1 million, up 19.6% year-over-year and up 23.9% on an FX neutral basis, year-over-year

— Adjusted EBITDA of $24.2 million, up 12.0% year-over-year

— TTM Free Cash Flow generation of $78.2 million, up 25.1% year-over-year

Austin, Texas – November 1, 2012 – HomeAway, Inc. (NASDAQ: AWAY), the world’s largest online marketplace for vacation rentals, today reported its financial results for the third quarter ended September 30, 2012.

Management Commentary

“The third quarter marked a significant milestone for HomeAway® – the successful transition of VRBO to our common platform.” says Brian Sharples, chief executive officer of HomeAway. “The addition of VRBO to our existing global network has allowed us to launch new bundled products, introduce a new form of tiered pricing on VRBO, and will create more choice for travelers with nearly 75% of our global inventory now available to our sites that utilize our core platform. Early results from the transition have been extremely positive and position HomeAway well for future growth.”

Mr. Sharples continued, “We also continued to make significant progress in our efforts to enable e-commerce on HomeAway sites with addition of online booking in the U.S., and the pending rollout of similar services in Europe planned for the fourth quarter.”

“In the next year, we’ll have both subscription-based and commission-based products to enable us to fully capitalize on our leadership position in the vacation rental industry.” Mr. Sharples concluded.

Third Quarter 2012 Financial Highlights

•

Total revenue increased 19.6% to $73.1 million from $61.1 million in the third quarter of 2011. On an FX neutral basis, year-over-year revenue growth was 23.9%. Growth in total revenue primarily reflects an increase in new listings and the benefit of ancillary product and service revenue.

•	Listing revenue increased 16.9% to $61.4 million from $52.5 million in the third quarter of 2011, and 21.7% on an FX neutral basis, year-over-year.

•

Other revenue, which is comprised of ancillary revenue from owners and travelers, advertising, software and other items, increased 36.1% to $11.7 million from $8.6 million in the third quarter of 2011. Growth in other revenue primarily reflects the introduction and enhanced distribution of new value-added owner, manager and traveler products.

•	Adjusted EBITDA increased 12.0% to $24.2 million from $21.6 million in the third quarter of 2011. As a percentage of revenue, adjusted EBITDA was 33.1%.

•

Free cash flow increased 17.6% to $17.2 million from $14.6 million in the third quarter of 2011. On a trailing twelve month basis, free cash flow increased 25.1% to $78.2 million from $62.6 million in the comparable trailing twelve month period for the prior year.

•

Net income attributable to common stockholders was $5.2 million, or $0.06 per diluted share, compared to a net loss attributable to common stockholders of $4.1 million or $0.05 per diluted share in the third quarter of 2011. The measures of net loss attributable to common stockholders and of net loss attributable to common stockholders per diluted share for 2011 include the negative impact of cumulative preferred stock dividends and discount accretion, which represented $6.8 million, or $0.09 per diluted share. Following the completion of HomeAway’s initial public offering last year, there has been no preferred stock outstanding subsequent to the third quarter of 2011. As such, there is no such similar impact on these measures for the comparable period in 2012.

•	Pro forma net income was $12.1 million, or $0.14 per diluted share compared to pro forma net income of $8.6 million, or $0.11 per diluted share in the third quarter of 2011.

•	Cash, cash equivalents and short-term investments as of September 30, 2012 were $244.2 million, or approximately $2.87 per diluted share.

Key Business Metrics

•	Paid listings at the end of the third quarter were 720,031, a year-over-year increase of 14.9% from 626,528 at the end of the third quarter of 2011.

•

Average revenue per listing during the third quarter was $337, a 0.6% increase from $335 during the third quarter of 2011. Excluding the impact of FX and pay-per-lead listings, average revenue per listing would have been up 7.6%.

•

Renewal rate was 74.5% at the end of the third quarter, compared to 76.4% at the end of the third quarter of 2011. The decrease is primarily due to the inclusion of Australia this year and a decline from the European brands similar to last quarter. Continued product improvements, demand generation for owners and property managers and the resulting increases in customer satisfaction are expected to result in long-term improvements to renewal rates.

•	Visits were 155.8 million during the third quarter, a year-over-year increase of 20.7%.

Business Outlook

HomeAway management currently expects to achieve the following results for fourth quarter ending December 31, 2012 and the year ending December 31, 2012, as follows:

Fourth Quarter 2012

•	Total revenue is expected to be in the range of $70.2 to $71.2 million.

•	Adjusted EBITDA is expected to be in the range of $20.4 to $21.4 million.

Full Year 2012

•	Total revenue is expected to be in the range of $279.0 to $280.0 million.

•	Adjusted EBITDA is expected to be in the range of $79.4 to $80.4 million.

The above statements are based on current expectations and actual results may differ materially as explained in the “Cautionary Statement Regarding Forward-looking Statements” below. Information about HomeAway’s use of non-GAAP financial measures and key business metrics is provided below under the captions “Use of Non-GAAP Financial Measures” and “Use of Key Business Metrics.”

Conference Call & Webcast Information

HomeAway will host a conference call to review and discuss its third quarter 2012 results today at 4:30 p.m. Eastern Time / 3:30 p.m. Central Time. To participate in the conference call, investors should join ten minutes prior to the scheduled start time. Callers in the United States and Canada should join by dialing (877) 941-1428, passcode 4573727. Callers outside the United States and Canada should join by dialing (480) 629-9665, passcode 4573727. In addition, a live webcast of the call will be accessible through the Investor Relations section of HomeAway’s website at http://investors.homeaway.com and will be archived online for 60 days upon completion of the conference call. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 7:30 p.m. Eastern Time / 6:30 p.m. Central Time on November 1, 2012 until 11:59 p.m. Eastern Time / 10:59 p.m. Central Time on November 15, 2012 by dialing (877) 870-5176, passcode 4573727, in the United States and Canada or (858) 384-5517 outside the United States and Canada, passcode 4573727.

About HomeAway

HomeAway, Inc., based in Austin, Texas, is the worldwide leader in online vacation rentals, with sites representing over 720,000 paid listings of vacation rental homes throughout 168 countries. Through HomeAway, owners and property managers offer an extensive selection of vacation homes that provide travelers with memorable experiences and benefits, including more room to relax and added privacy, for less than the cost of traditional hotel accommodations. The company also makes it easy for vacation rental owners and property managers to advertise their properties and manage bookings online. The HomeAway portfolio includes the leading vacation rental websites HomeAway.com, VRBO.com and VacationRentals.com in the United States; HomeAway.co.uk and OwnersDirect.co.uk in the United Kingdom; HomeAway.de in Germany; Abritel.fr and Homelidays.com in France; HomeAway.es and Toprural.es in Spain; AlugueTemporada.com.br in Brazil; and HomeAway.com.au in Australia.

In addition, HomeAway operates BedandBreakfast.com, the most comprehensive global site for finding bed-and-breakfast properties, providing travelers with another source for unique lodging alternatives to chain hotels. For more information about HomeAway, please visit www.HomeAway.com.

Cautionary Statement Regarding Forward-looking Statements

This press release contains “forward-looking” statements, subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which are based on HomeAway management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include information concerning HomeAway’s expected, possible or assumed future results of operations, growth, business outlook, potential business strategies, ability to expand the size and scope of HomeAway’s reach, ability to introduce and add distribution of value-added services and commission-based products across HomeAway’s online marketplace, ability to increase revenue through tiered pricing, ability to enable e-commerce, ability to optimize its platform efficiently, ability to introduce new products and services and the benefits of new products and services, ability to continue to improve renewal rates and potential market opportunities.

Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “continues,” “plans,” “believes,” “expects,” “anticipates,” “could,” “look forward to,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause HomeAway’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to the following: (a) HomeAway’s inability to continue to attract and maintain a critical mass of property listings and travelers, (b) a decrease in renewal of listings, (c) HomeAway’s inability to effectively manage its growth, (d) HomeAway’s inability to increase sales to existing property owners and managers and attract new ones, (e) changes in HomeAway’s pricing policies or those of its competitors, (f) HomeAway’s inability to effectively integrate acquired businesses successfully, (g) the impact of general economic conditions, (h) fluctuations in foreign exchange rates, (i) HomeAway’s inability to introduce successful new products and services and (j) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), including HomeAway’s most recent 10-K, filed on March 29, 2012 and HomeAway’s most recent 10-Q, filed on August 3, 2012. All information provided in this press release is as of the date hereof and, except as required by law, HomeAway assumes no obligation to update this information, even if new information becomes available in the future.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures: Adjusted EBITDA, free cash flow and pro forma net income. Adjusted EBITDA, free cash flow and pro forma net income are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. HomeAway defines Adjusted EBITDA as its net income (loss) plus depreciation; amortization of intangible assets; interest expense, net; income tax expense (benefit); stock-based compensation expense, all net of any foreign exchange income or expense. HomeAway defines free cash flow as its cash provided by operating activities, adjusted for cash interest expense and excess tax benefit from stock-based compensation, and subtracting capital expenditures. For the purpose of calculating free cash flow, HomeAway considers purchases of property, equipment, tenant improvements for its offices, and software licenses (including costs associated with internally developed software) as capital expenditures. HomeAway defines pro forma net income as its net income (loss) plus the after-tax effect of stock-based compensation expense and amortization of intangible assets, utilizing an effective tax rate of 35%. The income tax effect of adjustments to pro forma net income assists investors in understanding the tax provision related to those adjustments and the effective tax rate of 35% related to ongoing operations.

HomeAway management believes that the use of Adjusted EBITDA, free cash flow and pro forma net income are useful to investors in evaluating its operating performance for the following reasons:

•

HomeAway management uses Adjusted EBITDA, free cash flow and pro forma net income in conjunction with GAAP financial measures as part of its assessment of its business and in communications with its board of directors concerning its financial performance;

•

Adjusted EBITDA, free cash flow and pro forma net income provide consistency and comparability with HomeAway’s past financial performance, facilitate period-to-period comparisons of operations, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results;

•

Securities analysts use Adjusted EBITDA, free cash flow and pro forma net income as supplemental measures to evaluate the overall operating performance of companies, and HomeAway management anticipates that its investor and analyst presentations will include Adjusted EBITDA, free cash flow and pro forma net income; and

•

Adjusted EBITDA excludes non-cash charges, such as depreciation, amortization and stock-based compensation, because such non-cash expenses in any specific period may not directly correlate to the underlying performance of HomeAway’s business operations and can vary significantly between periods.

Adjusted EBITDA, free cash flow and pro forma net income should not be reviewed in isolation. Investors should consider them in addition to, and not as substitutes for, measures of HomeAway’s financial performance reported in accordance with GAAP. HomeAway’s Adjusted EBITDA, free cash flow or pro forma net income may not be comparable to similarly titled measures of other companies because other companies may not calculate such measures in the same manner as HomeAway does. Adjusted EBITDA, free cash flow and pro forma net income have limitations as analytical tools. As an example, although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often need to be replaced in the future, and Adjusted EBITDA, free cash flow and pro forma net income do not reflect any cash requirements for these replacements. In addition, none of these measures reflect future requirements for contractual obligations.

Further limitations of Adjusted EBITDA include:

•	this measure does not reflect changes in working capital;

•	this measure does not reflect interest income or interest expense; and

•	this measure does not reflect cash requirements for income taxes.

Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included at the end of this release.

Use of Key Business Metrics

A paid listing is defined by HomeAway as a fee to list a property advertisement on one or more websites in its marketplace. A paid listing allows a property owner or manager to include a description of the property, along with location, pricing, availability, a specified number of photos and contact information. Most listings are sold on a subscription basis, and some listing packages may include listings on more than one of HomeAway’s websites. When purchased at the same time in one bundle, HomeAway counts this as one paid listing.

Average revenue per listing is computed by HomeAway as listing revenue for the period divided by the average of paid listings at the beginning and end of the period and then annualizing the result. The price of listings varies by website and can include various additional fees associated with listing enhancements. The average revenue per listing may fluctuate based on the timing and nature of acquisitions, impacting the number of average paid listings for a given period; changes in HomeAway’s base pricing; uptake of listing enhancements; changes in the pricing of enhancements; changes in brand and listing type mix; and the impact of foreign exchange rates on HomeAway’s listing revenue outside of the United States.

The renewal rate for HomeAway’s subscription listings at the end of any period is defined as the percentage of those paid listings that were active at the end of the period ended twelve months prior that are still active as of the end of the reported period. HomeAway includes most brands in its calculation of renewal rate. Subscriptions to BedandBreakfast.com and Toprural.es remain excluded until HomeAway can further develop its database system.

Visits to websites are measured by HomeAway through the use of a variety of tools, including solutions from third parties such as Omniture, Google Analytics and eStat.

HomeAway, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue:
Listing	$61,392	$52,499	$175,601	$148,667
Other	11,736	8,621	33,246	23,101

Total revenue	73,128	61,120	208,847	171,768
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	11,278	8,439	33,105	25,548
Product development	11,034	8,650	31,060	24,089
Sales and marketing	22,492	17,851	71,300	61,129
General and administrative	14,547	12,700	42,036	34,386
Amortization expense	3,298	3,053	9,028	8,853

Total costs and expenses	62,649	50,693	186,529	154,005

Operating income	10,479	10,427	22,318	17,763
Other income (expense):
Interest income	275	124	684	240
Other expense, net	109	(1,746)	(2,201)	(2,135)

Total other income (expense)	384	(1,622)	(1,517)	(1,895)

Income before income taxes	10,863	8,805	20,801	15,868
Income tax expense	(5,708)	(6,072)	(10,389)	(9,434)

Net income	5,155	2,733	10,412	6,434
Cumulative preferred stock dividends and discount accretion	—	(6,794)	—	(24,678)

Net income (loss) attributable to common stockholders	$5,155	$(4,061)	$10,412	$(18,244)

Net income (loss) per share attributable to common stockholders:
Basic	$0.06	$(0.05)	$0.13	$(0.35)
Diluted	$0.06	$(0.05)	$0.12	$(0.35)

Weighted average number of shares outstanding:
Basic	82,686	78,528	82,107	52,386
Diluted	85,043	78,528	84,811	52,386

HomeAway, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$160,937	$118,208
Short-term investments	83,272	65,748
Accounts receivable, net of allowance for doubtful accounts of $622 and $425 as of September 30, 2012 and December 31, 2011, respectively	16,272	15,929
Income tax receivable	21	—
Prepaid expenses and other current assets	6,495	5,680
Restricted cash	280	1,039
Deferred tax assets	4,075	4,090

Total current assets	271,352	210,694
Property and equipment, net	32,716	25,865
Goodwill	310,618	301,015
Intangible assets, net	62,660	61,515
Restricted cash	240	244
Deferred tax assets	4,013	1,794
Other non-current assets	15,490	3,504

Total assets	$697,089	$604,631

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,978	$3,102
Income tax payable	6,972	6,283
Accrued expenses	29,986	26,931
Deferred revenue	125,147	101,955
Deferred tax liabilities	85	92

Total current liabilities	167,168	138,363
Deferred revenue, less current portion	2,380	2,608
Deferred tax liabilities	17,892	16,224
Other non-current liabilities	9,449	6,427

Total liabilities	196,889	163,622

Commitments and contingencies
Stockholders’ equity
Common stock	8	8
Additional paid-in capital	607,551	558,667
Accumulated other comprehensive loss	(6,585)	(6,480)
Accumulated deficit	(100,774)	(111,186)

Total stockholders’ equity	500,200	441,009

Total liabilities and stockholders’ equity	$697,089	$604,631

HomeAway, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months
	Ended September 30,
	2012	2011
Cash flows from operating activities
Net income	$10,412	$6,434
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,037	6,220
Amortization of intangible assets	9,028	8,853
Amortization of premiums on securities and other	1,827	29
Stock-based compensation	19,556	17,179
Excess tax benefit from stock-based compensation	(7,344)	(1,041)
Deferred income taxes	(3,726)	6,755
Loss on sale of investments and other	—	40
Net realized/unrealized foreign exchange (gain) loss	(43)	752
Realized loss on foreign currency forwards	1,910	1,642
Changes in operating assets and liabilities, net of assets and liabilities assumed in business combinations:
Accounts receivable	235	(3,572)
Income tax receivable	75	(9,809)
Prepaid expenses and other assets	(6,369)	(4,036)
Accounts payable	1,766	(1,720)
Accrued expenses	2,584	(73)
Income tax payable	7,747	14,056
Deferred revenue	21,939	15,996
Deferred rent and other non-current liabilities	3,017	(234)

Net cash provided by operating activities	70,651	57,471

Cash flows from investing activities
Cash paid for businesses acquired, net of cash acquired	(16,207)	(4,698)
Change in restricted cash	757	1,538
Cash paid for trademarks and other assets acquired	(243)	(262)
Cash paid for non-marketable equity investment	(6,446)	—
Purchases of short-term investments	(47,392)	—
Proceeds from sales and maturities of marketable securities and other	28,418	10,035
Net settlement of foreign currency forwards	(1,910)	(1,642)
Purchases of property and equipment	(14,641)	(8,904)

Net cash used in investing activities	(57,664)	(3,933)

Cash flows from financing activities
Proceeds from exercise of options to purchase common stock	21,984	2,737
Payments of dividends on preferred stock	—	(54,436)
Proceeds from initial public offering, net of underwriting discount and offering expenses	—	146,303
Payments for redemption of preferred stock	—	(43,451)
Excess tax benefit from stock-based compensation	7,344	1,041

Net cash provided by financing activities	29,328	52,194

Effect of exchange rate changes on cash	414	(1,186)

Net increase in cash and cash equivalents	42,729	104,546
Cash and cash equivalents at beginning of period	118,208	65,697

Cash and cash equivalents at end of period	$160,937	$170,243

HomeAway, Inc.

Schedule of Non-GAAP Reconciliations

(Unaudited, in thousands)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
Net income	$5,155	$2,733	$10,412	$6,434
Add:
Depreciation and amortization	6,246	5,264	17,065	15,073
Stock-based compensation	7,410	5,964	19,556	17,179
Interest income	(275)	(124)	(684)	(240)
Foreign exchange expense	(7)	1,725	2,285	2,160
Income tax expense (benefit)	5,708	6,072	10,389	9,434

Adjusted EBITDA	$24,237	$21,634	$59,023	$50,040

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
Cash provided by operating activities	$15,712	$17,004	$70,651	$57,471
Excess tax benefit from stock-based compensation	4,814	700	7,344	1,041
Capital expenditures	(3,369)	(3,119)	(14,641)	(8,904)

Free cash flow	$17,157	$14,585	$63,354	$49,608

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
Net income	$5,155	$2,733	$10,412	$6,434
Add:
Stock-based compensation	7,410	5,964	19,556	17,179
Amortization expense	3,298	3,053	9,028	8,853
Related tax effect	(3,747)	(3,156)	(10,004)	(9,111)

Pro forma net income	$12,116	$8,594	$28,992	$23,355

HomeAway, Inc.

Supplemental Financial Information

(Unaudited, in thousands)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
Stock-based compensation:
Cost of revenue	$831	$425	$1,742	$1,314
Product development	1,538	1,292	3,973	3,628
Sales and marketing	1,654	1,361	4,963	4,542
General and administrative	3,387	2,886	8,878	7,695

Total	$7,410	$5,964	$19,556	$17,179

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
Depreciation:
Cost of revenue	$979	$696	$2,685	$1,998
Product development	654	510	1,774	1,392
Sales and marketing	919	721	2,510	2,049
General and administrative	396	284	1,068	781

Total	$2,948	$2,211	$8,037	$6,220

Investor Contact:

HomeAway Investor Relations

(512) 505-1700

investors@homeaway.com

or Addo Communications at (310) 829-5400

Media Contact:

Eileen Buesing

Senior Director of Global Public Relations, HomeAway, Inc.

(512) 493-0375

ebuesing@homeaway.com

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